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                                                                EXHIBIT 10-d(3)
                                                CONFIDENTIAL TREATMENT REQUESTED

                               THIRD AMENDMENT TO
                             PHC TECHNICAL AGREEMENT


     This Third Amendment to Technical Agreement - Silicon Wafer Manufacturing (the "Third Amendment") is made and entered into as of the date affixed by the signatures below, and is effective as of October 1, 1998, by and between MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation ("MEMC"), and POSCO HULS COMPANY LIMITED, a Korea corporation ("PHC"). All terms used herein, unless otherwise defined, shall have the same meanings ascribed to them in the Agreement (as defined below).

                                    Recitals

A. MEMC and PHC made and entered into that certain Technical Agreement-Silicon Wafer Manufacturing as of December 19, 1990, that certain Amendment to Technical Agreement effective as of January 1, 1995, and that certain Second Amendment to Technical Agreement effective as of September 30, 1998 (as so amended, the "Agreement").

B.   MEMC and PHC wish to further amend the Agreement as set forth below.

     NOW, THEREFORE, pursuant to Section 17.03 of the Agreement, the parties agree as follows:

1. Limitation of Scope. The following sentence shall be added at the end of the definition of Silicon Wafers in Section 1.02:

     "As used herein, Silicon Wafers shall mean [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]."

2. Research and Development Projects. Add the following paragraphs at the end of Section 3.01 as follows:

     "During the Term of the Agreement, the parties shall meet no less frequently than annually at a mutually agreeable time and place at which MEMC shall advise PHC of the nature of any major research or pilot plant projects within the Field of this Agreement which MEMC is undertaking. In addition, during the Term of the Agreement, MEMC shall periodically advise PHC of the status and progress of projects in the Field of the Agreement which MEMC has undertaken via its "Product and Process Pipeline" program (the program under which MEMC currently directs its research and development activities) or any similar successor program.

     During the Term of this Agreement, if PHC requests information regarding a technical improvement or development of MEMC (either product or process-related) within the Field of the Agreement and PHC and MEMC agree that PHC has a commercial requirement for such information, then MEMC will make available to PHC the necessary technical information if MEMC has incorporated the improvement or development into any of its Plants. If MEMC has not incorporated the improvement or development into any of its Plants, the parties will either agree for MEMC to transfer the information to PHC at a later stage of development or for PHC to participate in the development. PHC may undertake its own research or pilot plant projects provided such projects (i) are not duplicative of any MEMC projects, (ii) are mutually beneficial, and (iii) are agreed upon by both parties."

3. Licenses to MEMC.

     (a) Sections 4.03 and 4.04 are deleted in their entirety and the following sections are added to the Agreement:

          "4.03 - PHC agrees to grant and hereby grants to MEMC a worldwide, royalty-free, nonexclusive right and license, with the right to sublicense, to use all Technical Information which PHC supplies to MEMC pursuant to this Agreement.

          4.04 - PHC agrees to grant and hereby grants to MEMC a royalty-free, nonexclusive right and license, with the right to sublicense, under and for the full terms of all PHC Korean Patents. PHC agrees to grant and hereby grants to MEMC a royalty-free, exclusive right and license, with the right to sublicense, under and for the full terms of all PHC Ex-Korean Patents; provided, that the parties agree that PHC shall retain the right to use (but not license) the PHC Ex-Korean Patents.

          4.05 - Notwithstanding the foregoing, MEMC shall be permitted to sublicense PHC Technical Information or patents to its Affiliates or MEMC Joint Ventures only if the Affiliate or MEMC Joint Venture grants to PHC a royalty-free license to its Technical Information and patents in the Field of the Agreement which such Affiliate or MEMC Joint Venture has the legal right to grant. Any license from an MEMC Affiliate or MEMC Joint Venture shall be on the same terms as the MEMC licenses granted in Sections 4.01 and 4.02 hereof."

     (b)  New Sections 1.18, 1.19 and 1.20 are added as follows:

          "1.18 - "MEMC Joint Ventures" means joint venture companies in which
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          MEMC participates as a shareholder, partner or member and which is engaged in the manufacture and/or sale of silicon wafers.

          1.19 - "PHC Korean Patents" shall have the meaning set forth in
          Section 18.01 hereof.

          1.20 - "PHC Ex-Korean Patents" shall have the meaning set forth in
          Section 18.02 hereof."

4.   Running Royalty

     (a) Section 5.03 is deleted in its entirety and replaced with the following:

          "5.03 - In addition to the payments specified in Sections 5.01 and
          5.02 and elsewhere in this Agreement, during the Term of this Agreement, PHC shall pay MEMC a running royalty consisting of (i) [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] of Net Sales Proceeds (the "Net Sales Royalty"), and (ii) [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] of Net Income After Taxes (the "NIAT Royalty")."

     (b) The first sentence of Section 5.06 is deleted in its entirety and replaced with the following:

          "5.06 - The Net Sales Royalty due MEMC pursuant to this Agreement shall be computed quarterly and shall be paid to MEMC within sixty
          (60) days of the last day of March, June, September, and December of each calendar year; each such payment shall be accompanied by a written report setting forth the quantities and descriptions of all Silicon Wafers sold by PHC during the period for which payment is made; the NIAT Royalty shall be computed annually and shall be paid to MEMC within sixty (60) days of the last day of each calendar year; each such payment shall be accompanied by an earnings statement of PHC detailing the calculation of Net Income After Taxes."

     (c) In the last sentence of Section 5.06, the phrase "or annual, as the case may be" is inserted after the word "quarterly".

     (d) In the second sentence of Section 5.07, the phrase "or year, as the case may be" shall be added after the phrase "calendar quarter".

     (e) A new Section 1.21 is added as follows:

          "1.21 - "Net Income After Taxes" shall mean PHC's net income after taxes but before deduction of the NIAT Royalty and shall be computed in accordance with U.S. generally accepted accounting principles.

5. Sharing of Certain MEMC Royalties.

     (a)  A new Section 5.08 is added as follows:

          "5.08 - In the event that MEMC sublicenses any patent jointly owned by the parties or owned or controlled solely by PHC to a third party other than (i) an MEMC Affiliate, or (ii) an MEMC Joint Venture, in consideration for cash royalties, PHC shall be entitled during the Term of this Agreement to a share of the royalties as agreed between the parties. In determining PHC's share of the royalties, the parties shall take into consideration each party's relative contribution to the sublicensed technology, and MEMC's contribution to the core technology on which the sublicensed technology is based or to which it is related. If the parties are unable to agree on PHC's share of the royalties, the matter shall be submitted to arbitration as set forth in Section 13.04 below."

6.   Running Royalty Upon Termination

     (a)  A new Section 5.09 is added as follows:

          "5.09 - Following termination or expiration of this Agreement, PHC shall pay MEMC, in accordance with the procedures set forth in this
          Article V, a running royalty as follows:

               a. For the [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] following termination or expiration, a percentage Net Sales Royalty and NIAT Royalty equal to [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] of the percentage Net Sales Royalty and NIAT Royalty, respectively, in effect at the date of termination or expiration;

               b. For the [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] following termination or expiration, a percentage Net Sales Royalty and NIAT Royalty shall be equal to [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] of the percentage Net Sales Royalty and NIAT Royalty, respectively, in effect at the date of termination or expiration; and

               c. For the [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] following termination or expiration, a
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          percentage Net Sales Royalty and a NIAT Royalty equal to [CONFIDENTIAL
          MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] of the percentage Net Sales Royalty and NIAT Royalty, respectively, in effect at the date of termination or expiration.

               d. Thereafter, PHC shall have no obligation to pay any royalty whatsoever to MEMC."

     (b)  The following phrase is added at the end of the first sentence of
          Section 14.05:

          "and the obligation of PHC to pay MEMC a running royalty upon termination or expiration of this Agreement as set forth in Section 5.09"

7.   Notice

     In Sections 12.01 and 12.02, "telex or facsimile" shall be replaced with "telex, facsimile, or electronic mail."

8.   Arbitration of Certain Matters

     (a) The following phrase shall be added at the beginning of the first sentence of Section 13.01:

          "Except for those matters which are to be settled by arbitration in accordance with Section 13.04 below,"

     (b) A new Section 13.04 is added as follows:

          "13.04 - Arbitration to determine PHC's share of royalties received by MEMC pursuant to Section 5.08 shall be by a single arbitrator pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") then in force. The single arbitrator shall be selected by the parties and shall be a person familiar with the silicon wafer business. If the parties are unable to agree upon an arbitrator within thirty (30) days after arbitration is invoked, either party may ask the ICC to appoint an arbitrator subject to the following stipulation: if PHC so requests, the arbitrator shall not be a U.S. national and, if MEMC so requests, the arbitrator shall not be a Korean national. The arbitration shall be conducted in Singapore. Each party shall submit its position to the arbitrator and the arbitrator shall agree upon and approve one of the positions submitted. Unless otherwise agreed by the parties, the arbitration proceedings shall be conducted in English and any relevant documents in other languages shall be translated into English at the expense of the party producing them. In rendering its decision, the arbitrator shall apply the terms and conditions of this Agreement. The arbitrator shall determine how the expenses of the arbitration are to be borne by the parties in dispute."

9.   Term of Agreement

     (a) Section 14.03 is deleted in its entirety and replaced with the following:

          "14.03 - No later than [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] after the effective date of this Third Amendment, MEMC and PHC shall negotiate in good faith on another technical agreement with the object of allowing PHC and MEMC to obtain continuing technology from the other party on reasonable terms. In the case of failure of such negotiations and unless terminated earlier as herein provided, this Agreement shall expire [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] from the effective date of this Third Amendment. Expiration or termination of this Agreement shall not act to terminate any of the rights or licenses granted by the parties hereunder, provided, however, that all rights and licenses granted by MEMC to PHC shall be non-exclusive. The period prior to the expiration or termination of this Agreement is herein referred to as the "Term of the Agreement.""

     (b) In Section 3.02, the phrase "during the five (5) year period beginning with the Date of First Commercial Production" shall be replaced with "during the Term of this Agreement."

     (c) In Section 3.04, the phrase "During the five (5) year period following the Date of First Commercial Production" shall be replaced with "During the Term of this Agreement".

10. Management of PHC and Jointly-Owned Patents. A new Article XVIII-Management of PHC and Jointly-Owned Patents is added with the following provisions:

     "18.01 - In the Republic of Korea, PHC shall be responsible for preparing, filing, prosecuting and maintaining patents and patent applications which claim as an invention a PHC development ("PHC Korean Patents").

     18.02 - In countries other than the Republic of Korea, MEMC shall be responsible, upon the request of and at the expense of PHC, for preparing,
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     filing, prosecuting and maintaining patents and patent applications which claim as an invention a PHC development ("PHC Ex-Korean Patents"). The decision of when and where to file PHC Ex-Korean Patents and what other actions to take with respect thereto shall be agreed between the parties; provided, that if PHC elects not to pay for any filing or action proposed by MEMC with respect to a PHC Ex-Korean Patent and MEMC makes such filing or takes such action at its expense, PHC agrees that it will assign its entire right and interest in and to such patent or patent application to MEMC. MEMC shall keep PHC advised as to all developments with respect to PHC Ex-Korean Patents and shall endeavor to supply PHC copies of all papers received and filed in connection with the prosecution thereof and give due consideration to PHC's comments thereon. If PHC requests MEMC to prepare, file, prosecute or maintain a PHC Ex-Korean Patent and MEMC elects not to assume or continue responsibility for such actions, PHC may take such actions at its own expense. In such event, the exclusive license granted to MEMC with respect to such patent shall become nonexclusive.

     18.03 - All patents and patent applications which claim as an invention a joint development of PHC and MEMC shall be filed in the names of and be jointly owned by PHC and MEMC. MEMC shall be solely responsible for preparing, filing, prosecuting and maintaining such patents and patent applications. The expenses of such actions shall be shared equally by PHC and MEMC. MEMC shall have the right to freely sublicense any of such jointly-held patents; provided, that in the Republic of Korea, PHC's consent shall be required for any such sublicense. Elsewhere, if PHC's consent is legally required prior to MEMC's grant of a sublicense, then PHC agrees that it shall provide such consent. PHC shall have the right to sublicense any of such jointly-held patents with the consent of MEMC. MEMC shall notify PHC in writing prior to granting a sublicense of any jointly-held patent."

11.  Effect

     This Third Amendment shall become effective on October 1, 1998 and shall supercede any provisions of the Agreement which are in conflict with this Amendment. All other provisions of the Agreement shall remain effective and binding.

     IN WITNESS WHEREOF, the parties have executed this Third Amendment as follows:


MEMC ELECTRONIC MATERIALS, INC          POSCO HULS COMPANY, LIMITED


By:  /s/ Klaus R. von Horde             By:  /s/ S. B. Hong
   ------------------------------          ---------------------------------

Title:  President, COO                  Title:  President, PHC

Date:  December 17, 1998                Date:  December 17, 1998